Exhibit 99.1

CONTACT:
Graham Smith, Chief Financial Officer Advent Software, Inc. (415) 543-7696 gsmith@advent.com	Katherine Calvert, Public Relations Advent Software, Inc. (415) 645-1853 kcalvert@advent.com

Advent Reports Fourth Quarter Revenues of $50.2 Million and Record Annual Revenues of $184.1 Million

SAN FRANCISCO – February 1, 2007 – Advent Software, Inc. (NASDAQ: ADVS), a leading provider of software and services to the investment management industry, announced today its financial results for the fourth quarter ended December 31, 2006.

“Advent had a phenomenal year in 2006, and we are very pleased to close it with such a strong fourth quarter,” said Stephanie DiMarco, Advent’s Chief Executive Officer.  “We executed well on every front – financial performance, sales, client support and satisfaction, product development and delivery, and our transition to a term license model.  The momentum we are building puts us in a position of unprecedented strength as we begin a new phase of growth for Advent.”

RESULTS

The Company reported total net revenues of $50.2 million for the fourth quarter of 2006, compared with $45.9 million in the third quarter of 2006 and $45.6 million in the fourth quarter of 2005.  Total revenues for the year ended December 31, 2006 were $184.1 million, compared with $168.7 million for the year ended December 31, 2005.

Total expenses, including cost of revenues, for the fourth quarter of 2006 were $52.4 million, compared with $45.5 million in the third quarter of 2006 and $43.4 million in the fourth quarter of 2005.  The fourth quarter of 2006 results included a $3.4 million restructuring charge related to the Company’s former headquarters facility.  Total expenses, including cost of revenues, for the year ended December 31, 2006 were $184.4 million, compared with $162.4 million for the year ended December 31, 2005.

Net income for the fourth quarter of 2006 was $76.6 million, $78.0 million of which represents a release of the valuation allowance against the company’s deferred tax assets.  This result compares to net income of $952,000 for the third quarter of 2006 and $3.6 million for the fourth quarter of 2005.  Net income for the year ended December 31, 2006 was $ 82.6 million, compared to net income of $14.1 million for 2005.

Diluted earnings per share in the fourth quarter of 2006 was $2.62, $2.66 of which represents a release of the valuation allowance against the company’s deferred tax assets.  This result compares to diluted earnings per share of $0.03 in the previous quarter and $0.11 in the fourth quarter of 2005.  Diluted earnings per share for the year ended December 31, 2006 was $2.70, compared to $0.44 per diluted share for 2005.

Total expenses, net income and diluted earnings per share for the third and fourth quarters of 2006 and for the 2006 fiscal year include stock-based employee compensation expense of $3.4 million, $3.5 million and $13.6 million, respectively.  Total expenses, net income and diluted earnings per share for the fourth quarter of 2005 and for the 2005 fiscal year do not include any stock-based employee compensation expense as the Company adopted FAS 123R effective January 1, 2006.

Cash, cash equivalents and short-term investments totaled $55.1 million as of December 31, 2006.  This compares to $60.9 million at September 30, 2006 and $163.4 million as of December 31, 2005.  Under the terms of the Board-authorized stock repurchase program announced on July 26, 2006, Advent repurchased 558,000 shares of the Company’s common stock in the fourth quarter, for a total outlay of $20.7 million.  Cash flow from operations in the fourth quarter of 2006 was approximately $15.2 million, compared with $10.4 million in the third quarter of 2006 and $12.3 million in the fourth quarter of 2005, an increase of 24% year over year.

“As a result of Advent’s greatly improved financial performance over the past three years and our strong outlook for the future, we have released the deferred tax asset valuation allowance that was originally recorded in the fourth quarter of 2003,” said Graham Smith, Advent’s Chief Financial Officer.  “This release caused the large tax provision benefit of $78.0 million in the current quarter.  We will continue to use these assets to offset most of our tax payments for at least the next three years.”

FOURTH QUARTER HIGHLIGHTS

•                  Record Term Contract Bookings:  Advent signed new term contract bookings totaling $17.5 million with an average term of 3.2 years, which compares with $10.6 million in the previous quarter and $7.5 million in the fourth quarter of 2005.  The current results represent the highest quarterly term bookings since the transition to the term license model began over two years ago.  Advent’s license revenue from term contracts as a percentage of total license revenue was 58%, compared with 28% a year earlier.

•                  Customer Momentum: Advent signed 103 new customer agreements and saw continued strong demand for both its newest and its largest portfolio management and accounting platforms: Advent Portfolio Exchange® and Geneva®, respectively.  Advent Portfolio Exchange® sold a record 26 licenses, while Geneva® achieved a significant milestone, adding 10 new Geneva® customers to bring the total number of Geneva® customers to over 100.

•                  Geneva® for Institutional Asset Managers:  Advent signed a license agreement for Geneva® with a major asset management firm managing over $200 billion in assets.  The company selected Geneva® in order to consolidate disparate systems into a single platform that can support multiple business lines and global offices, resulting in greater operational efficiencies and lower operating costs.

•                  Product Investment and Innovation: Advent released Moxy® 5.2, which offers increased scalability and enables higher trade volume execution.  The Company also delivered Advent Partner® 6.0, which enables hedge funds and fund administrators to use a single solution for both onshore and offshore investor servicing and accounting.

•                  Acquisition of East Circle Solutions, Inc.: The Company announced today that it has acquired East Circle Solutions, a New York-based company that develops software to automate the billing process for investment management organizations.  Advent plans to introduce a new version of the product, which will integrate seamlessly with both Advent Portfolio Exchange® and Axys®, in the first half of 2007.

FINANCIAL GUIDANCE

Advent issued the following guidance for 2007:

•                  Revenues in the first quarter are projected to be in the range of $47 million to $49  million, with full year guidance of $206 million to $211 million;

•                  Expenses in the first quarter are projected to be in the range of $49 million to $50 million, with full year guidance of $204 million to $208 million; included in expenses are amortization of developed technology and intangibles and stock-based compensation, which are projected to be $1 million and $3.7 million, respectively, for the first quarter and $3.5 million and $15 million, respectively, for the full year;

•                  The expected effective tax rate for the full year 2007 is projected to be in the range of 40% to 45%;

•                  Diluted weighted average shares outstanding will increase by roughly 0.5% per quarter from the fourth quarter of 2006 level of 29.3 million shares, excluding the impact of any share repurchases;

•                  Term contract bookings for the full year 2007 is projected to be in the range of $54 million to $59 million; and

•                  Operating cash flow for the full year 2007 is projected to be in the range of $54 million to $57 million.

INVESTOR CALL

Advent Software, Inc. will host its Q4 2006 quarterly earnings conference call at 5:00 p.m. Eastern time today.  To participate via phone, please dial 888-812-3873 and request conference ID #7570956.  A replay will be available through midnight, February 8, 2007, by calling 800-642-1687 and referencing conference ID #7570956.  The conference call will also be web-cast live then archived on the Investor Relations page of www.advent.com.

ABOUT ADVENT

Advent Software, Inc. (www.advent.com), a multi-national firm, has been providing trusted solutions to the world’s leading financial professionals since 1983.  Firms in 60 countries use Advent technology and manage investments totaling nearly US $14 trillion.  Advent’s quality software, data, services and tools enable financial professionals to improve service and communication to their clients, allowing them to grow their business while controlling costs.  Advent is the only financial services software company to be awarded the Support Center Practices certification for being a world-class support organization.

FORWARD-LOOKING STATEMENTS

The forward-looking statements included in this press release, including the 2007 financial guidance specified above, which reflect management’s best judgment based on factors currently known, involve risks and uncertainties that could cause actual results to differ materially from our expectations and guidance. These risks and uncertainties include potential fluctuations in license bookings, revenues, operating results and future growth rates, changes in the length of our sales cycles, the successful development and market acceptance of new products and product enhancements, the impact of initiatives by competitors, the timing and amount of any share repurchases, continued uncertainties and fluctuations in the financial markets, and other risks detailed in Advent’s filings with the Securities and Exchange Commission, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting Advent Software at 415-645-1787, or by visiting Advent’s Investor Relations website at www.advent.com. The Company disclaims any intention or obligation to publicly update or revise any forward-looking statements, whether as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Advent, Axys, Advent Portfolio Exchange, Moxy, Geneva and Advent Partner are registered trademarks of Advent Software, Inc. All other company names or marks mentioned herein are those of their respective owners.

-FINANCIAL HIGHLIGHTS TO FOLLOW-

ADVENT SOFTWARE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31	December 31
	2006	2005
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$55,068	$163,432
Accounts receivable, net	41,337	33,507
Deferred taxes, current	7,950	111
Prepaid expenses and other	12,684	12,292

Total current assets	117,039	209,342
Property and equipment, net	27,338	16,009
Goodwill	98,382	94,335
Other intangibles, net	6,294	8,758
Deferred taxes, long-term	75,594	1
Other assets, net	15,000	12,130

Total assets	$339,647	$340,575

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,083	$3,945
Accrued liabilities	22,992	20,637
Deferred revenues	84,260	64,839
Income taxes payable	4,989	2,801

Total current liabilities	117,324	92,222
Deferred income taxes	226	1,122
Other long-term liabilities	12,470	5,252

Total liabilities	130,020	98,596

Stockholders’ equity:
Common stock	272	311
Additional paid-in capital	309,993	331,530
Accumulated deficit	(111,387)	(95,828)
Accumulated other comprehensive income	10,749	5,966

Total stockholders’ equity	209,627	241,979

Total liabilities and stockholders’ equity	$339,647	$340,575

ADVENT SOFTWARE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)
(Unaudited)

	Three Months Ended December 31		Twelve Months Ended December 31
	2006	2005	2006	2005

Net revenues:
License and development fees	$11,616	$10,823	$38,205	$39,166
Maintenance and other recurring	32,876	28,290	126,997	107,320
Professional services and other	5,708	6,496	18,891	22,215

Total net revenues	50,200	45,609	184,093	168,701

Cost of revenues (1):
License and development fees	398	432	1,539	1,400
Maintenance and other recurring	8,567	7,548	32,248	29,499
Professional services and other	6,849	5,594	23,817	18,323
Amortization of developed technology	291	706	1,199	2,575

Total cost of revenues	16,105	14,280	58,803	51,797

Gross margin	34,095	31,329	125,290	116,904

Operating expenses (1):
Sales and marketing	13,711	10,279	50,177	40,269
Product development	9,259	7,879	34,858	30,446
General and administrative	9,026	9,665	32,936	33,773
Amortization of other intangibles	839	977	3,866	4,041
Restructuring charges	3,415	320	3,734	2,039

Total operating expenses	36,250	29,120	125,571	110,568

Income (loss) from operations	(2,155)	2,209	(281)	6,336
Interest income and other, net	799	1,618	3,852	8,204

Income (loss) before income taxes	(1,356)	3,827	3,571	14,540
Provision for (benefit from) income taxes	(78,001)	213	(79,031)	405

Net income	$76,645	$3,614	$82,602	$14,135

Net income per share:
Basic	$2.79	$0.12	$2.85	$0.46
Diluted	$2.62	$0.11	$2.70	$0.44

Weighted average shares used to compute net income per share:
Basic	27,490	30,989	29,003	31,031
Diluted	29,290	33,165	30,537	32,474

(1) Includes stock-based employee compensation expense as follows:

Cost of license and development fee revenues	$3	$—	$10	$—
Cost of maintenance and other recurring revenues	250	—	971	—
Cost of professional services and other revenues	195	—	788	—
Total cost of revenues	448	—	1,769	—

Sales and marketing	1,116	—	4,792	—
Product development	841	—	3,058	—
General and administrative	1,094	—	3,977	—
Total operating expenses	3,051	—	11,827	—

Total stock-based employee compensation expense	$3,499	$—	$13,596	$—